Exhibit 99.1



TO:  Editor                               FROM:    Michael Grabel
                                                   Investor Relations
                                                   314/982-2161

                                                   Keith Schopp
                                                   Public Relations
                                                   314/982-3132


    RALSTON SHAREHOLDERS APPROVE PLAN TO MERGE WITH NESTLE HOLDINGS, INC.


St. Louis, Missouri, May 21, 2001 . . . . Ralston Purina Company [NYSE: RAL]
announced that at a special meeting today its shareholders approved a plan to merge with Nestle Holdings, Inc.

"I'm delighted that the shareholder vote overwhelmingly affirms this outstanding transaction," said W. Patrick McGinnis, Ralston's President and Chief Executive Officer. "This is a key step in completing the merger, and we appreciate the support of our shareholders."

The merger is, among other things, subject to regulatory clearances, including clearance from the U.S. Federal Trade Commission (FTC). Ralston received a second request for information from the FTC on March 2.

"The merger continues to track right on schedule, and we plan to complete the transaction by the end of the calendar year," Mr. McGinnis said. "We look forward to joining Nestle S.A., the world's leading food company, and are excited about our future as Nestle Purina Pet Care."

Nestle and Ralston Purina announced the merger agreement on Jan. 16. Today's vote required approval by holders of two-thirds of all of the outstanding shares of Ralston Purina common stock.


                                   # # # #


"Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about future financial and operating results and benefits of the pending merger between Nestle


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Holdings, Inc. and Ralston Purina Company. Factors that could cause actual results to differ materially from those described herein include: the inability to obtain regulatory clearances and/or approvals; actions of the U.S., foreign and local governments; the inability to successfully integrate the businesses of Nestle Holdings, Inc. and Ralston Purina Company; costs related to the merger; the inability to achieve cost-cutting synergies resulting from the merger; changing consumer or marketplace trends; and the general economic environment and the economic environment of the pet food industry. Neither Nestle Holdings, Inc., Nestle S.A. nor Ralston Purina Company is under any obligation to (and each expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise."